Exhibit 3.1.3

ARTICLES OF AMENDMENT

TO THE DESIGNATION AND AMOUNT OF SERIES B PREFERRED STOCK

CONTAINED IN THE RESTATED ARTICLES OF INCORPORATION OF

ACT TELECONFERENCING, INC.

ARTICLE XII

FURTHER SETTING FORTH THE DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES B JUNIOR PARTICIPATING PREFERRED SHARES

I, Gavin J. Thomson, Secretary of ACT Teleconferencing, Inc., a corporation organized and existing under the Business Corporation Act of the State of Colorado (the “Act”), in accordance with the provisions of Section 7-106-102 thereof, DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Act and the Restated Articles of Incorporation of the corporation, as amended, the Board of Directors on the 27th day of January, 2004, duly approved and adopted the following resolution increasing the number of authorized Series B Preferred Shares to two hundred thousand (200,000) shares, no par value:

THEREFORE, BE IT RESOLVED, that Section 1 of Article XII of the Articles of Incorporation of ACT Teleconferencing, Inc. is amended in its entirety to read as follows, while the remaining provisions of Article XII remain unchanged:

1. Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Shares” (the “Series B Preferred Shares”), and the number of shares constituting such series shall be Two Hundred Thousand (200,000). The number of shares constituting such series may, unless prohibited by the Restated Articles of Incorporation or by applicable law of the State of Colorado, be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then issued and outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Shares.